UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1 , 2006

SPAR Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27824	33-0684451
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

580 White Plains Road, Tarrytown, New York	10591
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 332-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.        Other Events.

As previously disclosed, Safeway Inc. (“Safeway”) filed a Complaint against PIA Merchandising Co., Inc. (“PIA Co.”), a wholly owned subsidiary of SPAR Group, Inc. (“SGRP”), Pivotal Sales Company (“Pivotal”), a wholly owned subsidiary of PIA Co., and SGRP in Alameda Superior Court, case no. 2001028498 on October 24, 2001. Safeway claims as subsequently amended alleged causes of action for breach of contract and breach of implied contract. PIA Co. and Pivotal filed cross-claims against Safeway on or about March 11, 2002, and amended them on or about October 15, 2002, alleging causes of action by PIA Co. and Pivotal against Safeway for breach of contract, interference with economic relationship, unfair trade practices and unjust enrichment. Trial commenced in March 2006.

On May 26, 2006, the jury in this case returned a verdict resulting in net award of $1,307,700.64 to Pivotal and PIA Co. (SGRP’s subsidiaries). This net award is to be paid by Safeway and resulted from separate jury findings that awarded damages to those SGRP subsidiaries on certain claims and damages to Safeway on other claims. In particular, the jury awarded damages to those SGRP subsidiaries of $5,760,879.70 for Safeway’s interference with those SGRP subsidiaries’ contractual relationships with third party manufacturers and $782,400 for Safeway’s breach of contract with those SGRP subsidiaries. The jury also awarded damages to Safeway of $5,235,579.06 for breach of contract by SGRP and those SGRP subsidiaries. In a court conference on June 1, 2006, counsel for SGRP, Pivotal and PIA Co. submitted a proposed judgment to the court, which is being reviewed by the court and counsel for Safeway. Judgment will likely be entered in the near future, and the parties will have 60 days thereafter in which to file appeals. It is not possible at this time to determine the likelihood of the filing or outcome of any such appeals. However, if Safeway appeals the awards to SGRP’s subsidiaries and overturns them, and PIA Co. and Pivotal appeal the awards to Safeway and fail to overturn them, that result could have a material adverse effect on SGRP and its subsidiaries.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPAR GROUP, INC.
Date: June 6, 2006	By: /s/ Charles Cimitile
Charles Cimitile Chief Financial Officer